For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES THIRD QUARTER EARNINGS

CORNELIA, GA. October 24, 2005, Habersham Bancorp (NASDAQ: HABC) reports third quarter earnings of $1,177,000 or $.40 per diluted share, compared to third quarter earnings of $536,000 or $.18 per diluted share in 2004.

Year-to-date net earnings for the nine-month period ended September 30, 2005 was $2,734,000 or $.93 per diluted share, an increase of 60.34% when compared to year-to-date net earnings of $1,697,000 or $.58 per diluted share for the nine-month period ended September 30, 2004. Included in net earnings of $1,696,784 for the nine-month period ended September 30, 2004 was an after-tax gain of approximately $580,000 relating to the sale of 7.18 acres of property adjacent to the Cornelia Office of Habersham Bank, the company’s primary subsidiary.

Total assets of $445 million at September 30, 2005 reflects an increase of $59 million or 15.28% from $386 million at December 31, 2004. During the third quarter of 2005, Habersham Bancorp completed the purchase of Liberty Bank & Trust (“Liberty”) located in Toccoa, GA. Subsequently, Liberty’s assets of approximately $23 million were merged with Habersham Bank. The remainder of the increase is due to increases in the loan portfolio and Federal Funds Sold.

The Company’s stock is listed on the Nasdaq National Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to: Sterne, Agee and Leach, Inc.; Paine Webber, Inc. (formerly J.C. Bradford & Co.); SunTrust Robinson-Humphrey Co., Inc.; AGS Securities, Inc.; Wachovia Securities, Inc. (formerly Interstate/Johnson Lane); or First Tennessee, market makers for HABC.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited) (dollar amount in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Earnings Summary
Interest income	$6,902	$5,249	$18,458	$15,351
Interest expense	2,248	1,721	6,049	5,012
Net interest earnings	4,654	3,528	12,409	10,339

Provision for loan losses	90	120	330	403
Net interest income after provision for loan losses	4,564	3,408	12,079	9,936

Other income	1,016	890	2,587	3,374
Investment securities gains, net	56	9	26	65
Other expense	3,909	3,619	10,821	11,135
Earnings before income tax expense	1,727	688	3,871	2,240

Income tax expense	550	152	1,137	543
Net earnings	1,177	$536	$2,734	$1,697

Net earnings per share-basic	$.41	$.19	$.94	$.59

Net earnings per share-diluted	$.40	$.18	$.93	$.58

Weighted average number of common shares outstanding	2,903,018	2,895,190	2,901,892	2,885,981

Weighted average number of common and common equivalent shares outstanding	2,937,987	2,935,908	2,936,452	2,943,609

Cash dividends declared per common share	$.08	$.07	$.24	$1.21

Balance Sheet Summary	September 30, 2005	December 31, 2004

Total Assets	$445,220	$385,933
Loans, net	319,661	277,137
Deposits	335,531	292,957
Shareholders’ Equity	49,725	48,006

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